EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 6.5%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 27, 2003—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and nine months ended September 30, 2003.

Net income for the three months ended September 30, 2003 increased to $1.913 million, or $0.38 per share, basic and diluted, from $1.680 million, or $0.34 per share, basic and diluted for the same quarter last year. Net interest income, before the provision for loan losses for the quarter, was approximately 1.8% higher compared to same quarter last year reflecting overall growth in the company’s loan portfolio. The provision for loan losses increased by $380,609 during the quarter ended September 30, 2003 compared to the same quarter of 2002 as a result of loan growth and a reflection of the overall economic conditions in the Company’s market area. The net interest margin decreased to 4.42% in the third quarter of 2003 from 4.69% in the same period in 2002. Non-interest income increased in the third quarter of 2003 partly as a result of approximately $271,018 in gains on the sale of certain investment securities and partly due to normal growth. Non-interest expenses in the third quarter of 2003 increased to $3.821 million compared to $3.721 million in the same period in 2002. This increase was the result of normal cost increases related to the growth of the bank.

Net income for the nine months ended September 30, 2003 increased 6.5% to $5.204 million from the $4.887 million for the first nine months of 2002. Net interest income increased 2.7% to $14.512 million from $14.136 million in the same period in 2002 while the net interest margin declined to 4.44% in 2003 from 4.69% in 2002. The provision for possible loan losses for the nine months ended September 30, 2003 was $1.467 million compared to the $1.007 million for the same period in 2002. Increases in loan volume and current economic conditions are the reasons for the increase in the loan loss provision.

Income tax expense for the three months and nine months ended September 30, 2003 was lower than the comparable periods of 2002 as a result of tax free life insurance proceeds received by the Company related to the unfortunate death of one of the Company’s directors, Mr. George Mars.

Total assets as of September 30, 2003 increased $53.446 million, or 10.3%, when compared to December 31, 2002. Deposits increased $27.994 million, or 6.5%. Loans net of unearned interest during this period grew $37.452 million, or 12.2%. Long term borrowings increased by approximately $24.3 million from December 31, 2002 as the Company has taken advantage of available favorable borrowing rates to help fund loan growth.

Greg L. McKee, President and CEO stated, “Assets, loans and deposits all continued to show substantial growth through the third quarter of 2003. Net income increased over the same period last year even as we continue to make appropriate provisions for loan losses to reflect the uncertainty in our economy and our efforts to identify potential problem loans.”

During the first three quarters of 2003, the Company paid dividends totaling $0.42 per share. This represents an increase of 10.5% over the same period in 2002.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30		Year to Date Ended September 30
	2003	2002	2003	2002
Interest income and fees	$7,511	$7,891	$22,257	$22,495
Interest expense	$2,028	$2,507	6,278	7,352

Net interest income	5,483	5,384	15,979	15,143
Provision for loan losses	$717	$337	1,467	1,007
Net interest income after provision for loan losses	4,766	5,047	14,512	14,136
Non-interest income	$1,674	$1,154	4,132	3,203
Non-interest expense	$3,821	$3,721	11,207	10,128

Net income before taxes	2,619	2,480	7,437	7,211
Income taxes	$706	$800	2,233	2,324

Net income	$1,913	$1,680	$5,204	$4,887

Earnings per share—basic	$0.38	$0.34	$1.05	$0.98

Earnings per share—diluted	$0.38	$0.34	$1.04	$0.98

Average shares outstanding—basic	4,974,578	4,963,028	4,974,578	4,963,028
Average shares outstanding—diluted	5,003,354	5,000,727	5,012,614	4,996,794

	As of September 30, 2003	As of December 31, 2002
Balance Sheet Data:
Total assets	$571,897	$518,451
Total earning assets	524,628	468,592
Loans net of unearned	345,627	308,175
Allowance for loan losses	-4,869	-4,222
Total deposits	460,762	432,768
Long term borrowings	48,884	24,606
Shareholders’ equity	55,104	53,783
Book value per share	$11.08	$10.81
Dividends paid	$0.42	$0.52
Average Balance Sheet Data:
Total assets	$547,436	$491,833
Total earning assets	499,708	450,174
Loans net of unearned	322,030	289,407
Total deposits	448,987	406,560
Long term borrowings	31,289	19,301
Shareholders’ equity	56,101	51,304
Non-performing assets:
Non-accrual loans	1,839	358
Loans 90+ days past due	2,134	5,117
Other real estate owned	941	1,286
Net charge-off as a percentage average net loans	0.25%	0.61%
Performance Ratios:
Return on average assets	1.27%	1.28%
Return on average equity	12.37%	12.28%
Net interest margin (tax equivalent)	4.44%	4.67%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com